Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION

The undersigned, Deborah Thomas, being the Chief Executive Officer of CROE, Inc., a Utah corporation (the “Corporation”), hereby certify the following:

1.	The original Articles of Incorporation of CROE, Inc. were filed with the Utah Division of Corporation and Commercial Code on December 2, 2013.

2.	Pursuant to Section 16-10a-1006 of the Utah Revised Business Corporation Act of the State of Utah, these Restated Articles of Incorporation restate and integrate, and further amend the provisions of the Articles of Incorporation of this corporation.

3.	The Articles of Incorporation of the corporation have been amended and restated to read as follows:

Articles of Incorporation

of

CROE, INC.

The undersigned natural person of the age of eighteen (18) years or more, acting as incorporator under the provisions of the Utah Revised Business Corporation Act (hereinafter referred to as the "Act") adopts the following Articles of Incorporation:

Article I

Name

The name of this corporation is CROE, INC. (the "Corporation").

Article II

Purposes and Powers

The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized under the Act.

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Article III

Limitation of Liability

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) the amount of a financial benefit received by a director to which such director is not entitled; (ii) an intentional infliction of harm on the Corporation or the shareholders; (iii) a violation of Section 16-10a-842 of Utah Code Ann.; or (iv) an intentional violation of criminal law. If the laws of the State of Utah are amended after the adoption of these Articles of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the laws of the State of Utah, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

Article IV

Authorized Shares

The Corporation is authorized to issue two classes of shares to be designated, respectively, "Preferred Stock" and "Common Stock". The number of shares of Preferred Stock authorized to be issued is Ten Million (10,000,000). The number of shares of Common Stock authorized to be issued is Fifty Million (50,000,000). The Preferred and Common Stock shall have a par value of $0.001 per share.

(A)       Provisions Relating to the Common Stock. Each holder of Common Stock is entitled to one vote for each share of Common Stock standing in such holder's name on the records of the Corporation on each matters submitted to a vote of the stockholders, except as otherwise required by law.

(B)       Provisions Relating to the Preferred Stock. The Board of Directors (the "Board") is authorized, subject to limitations prescribed by law and the provisions of this article 4, to provide for the issuance of the shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

(1)       The number of shares constituting that series and distinctive designation of that series;

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(2)       The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which dates or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(3)       Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(4)       Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board shall determine;

(5)       Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(6)       Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(7)       The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of share of that series;

(8)       Any other relative or participation rights, preferences and limitations of that series;

(9)       If no shares of any series of Preferred Stock are outstanding, the elimination of the designation, powers, preferences, and right of such shares, in which event such shares shall return to their status as authorized but undesignated Preferred Stock.

Article V

Registered and Designated Office and Agent

The address of the initial registered office and designated office of the Corporation is c/o Deborah Thomas, 11650 South State Street, Suite 240, Draper, Utah 84020. The name of the initial registered agent of the Corporation at that address is Deborah Thomas.

Article VI

Incorporator

The name and address of the incorporator of the Corporation is Deborah Thomas, 11650 South State Street, Suite 240, Draper, Utah 84020.

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Article VII

Exemption From Control Shares Acquisitions Act

The Utah Control Share Acquisition Act, Section 61-6-1 et seq., Utah Code Annotated, 1953, as amended, shall not apply to control share acquisitions of shares of the Corporation

[End of Articles]

4. These Amended and Restated Articles of Incorporation were approved by the Board of Directors of the Corporation by unanimous written consent dated August 31, 2016.

IN WITNESS WHEREOF, these Amended and Restated Articles of Incorporation have been signed under the seal of the Corporation effective as of the 31st day of August, 2016.

CROE, INC.

/s/ Deborah Thomas
Deborah Thomas, Chief Executive Officer

The appointment of the undersigned as the initial registered agent of the Corporation is hereby accepted.

CROE, INC.

/s/ Deborah Thomas
Registered Agene

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